Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

World Acceptance Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated June 27, 2005, with respect to the statements of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2004 annual report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan.

Greenville, South Carolina

June 27, 2005